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                                                                   EXHIBIT A(10)

TEXT OF EMAIL TO OPTION EXCHANGE PARTICIPANTS:

At 12:00 Midnight, Eastern Time, on Friday, July 25, 2003, the exchange program for employee stock options expired. As a participant in the ARRIS Group Exchange Program who held eligible options, you will receive a Restricted Share Grant Agreement indicating the total number of restricted shares resulting from the exchange of your eligible options. Your award agreements(s) will be mailed promptly to your home address.

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If you have any questions regarding the ARRIS Group Exchange Program, please call Bob Halbert, VP Human Resources, at (678) 473-8198.